Exhibit 99.1

Selecta Announces Transition of Manufacturing and Clinical Operations of ImmTOR for SEL-212 to Commercialization Partner Sobi
WATERTOWN, Mass., October 31, 2023 (GLOBE NEWSWIRE) – Selecta Biosciences, Inc. (NASDAQ: SELB), a biotechnology company leveraging its clinically validated ImmTOR™ platform to develop tolerogenic therapies for autoimmune diseases and gene therapies, today announced that it has entered into an agreement to transition the manufacturing and development rights and remaining clinical operations of ImmTOR for SEL-212 to its development and commercialization partner, Swedish Orphan Biovitrum AB (publ.) (Sobi). As of November 6, 2023, Sobi will assume responsibility for the manufacturing and commercial supply of ImmTOR for SEL-212. SEL-212, a combination of Selecta’s ImmTOR immune tolerance platform and a therapeutic uricase enzyme (pegadricase), is in development for the treatment of chronic refractory gout. A Biologics License Application (BLA) submission for SEL-212 remains on track for the first half of 2024.

In connection with this transition, 15 Selecta employees currently supporting ImmTOR manufacturing and clinical development activities for SEL-212 are expected to become employees of Sobi. In addition, Peter G. Traber, M.D., Chief Medical Officer of Selecta, will begin serving as a consultant to Sobi, helping to oversee the clinical and regulatory activities associated with SEL-212. Dr. Traber will also continue to serve in his role as Chief Medical Officer at Selecta on a part-time basis.

“We believe transitioning our manufacturing operations to Sobi will further streamline our organization, consistent with our announced strategic objective to optimize the value of our SEL-212 royalty stream for stockholders,” said Carsten Brunn, Ph.D., President and Chief Executive Officer of Selecta. “Leveraging ImmTOR, the only immune tolerance platform with positive Phase 3 data, we firmly believe that SEL-212 has strong potential to address this significant unmet need and exceed $700 million in peak sales in the U.S."

Sobi licensed SEL-212 from Selecta in June 2020 and is responsible for development, regulatory and commercial activities in all markets outside of China. Selecta was originally responsible for ImmTOR manufacturing. Selecta is eligible to receive up to $615.0 million in remaining regulatory and commercial milestone payments and tiered double-digit royalties on net sales of SEL-212.

About Selecta Biosciences, Inc.
Selecta Biosciences Inc. (NASDAQ: SELB) is a clinical stage biotechnology company leveraging its ImmTOR™ platform to develop tolerogenic therapies that selectively mitigate unwanted immune responses. With a proven ability to induce tolerance to highly immunogenic proteins, ImmTOR has the potential to amplify the efficacy of biologic therapies, including redosing of life-saving gene therapies, as well as restore the body’s natural self-tolerance in autoimmune diseases. Selecta has several proprietary and partnered programs in its pipeline focused on enzyme therapies, gene therapies, and autoimmune diseases. Selecta Biosciences is headquartered in the Greater Boston area. For more information, please visit www.selectabio.com.

Selecta Forward-Looking Statements
Any statements in this press release about the future expectations, plans and prospects of Selecta Biosciences, Inc. (the “Company”), including without limitation, statements regarding the Company’s strategic prioritization of SEL-212 and its collaborations with Sobi and Astellas, the Company’s plans regarding the transition of manufacturing and clinical operations for SEL-212 to Sobi, the Company’s plans to maximize the value of its pipeline through potential licensing and corporate development activities, the unique proprietary technology platform of the Company and its partners, the potential of ImmTOR to enable re-dosing of therapies and to mitigate immunogenicity, the potential of ImmTOR and the Company’s product pipeline to treat chronic refractory gout, MMA, liver diseases, other autoimmune diseases, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, the Company’s and its partners’ ability to conduct its and their clinical trials and preclinical studies, the timing or making of any regulatory filings, the anticipated timing or outcome of selection of developmental product candidates, the ability of the Company to consummate any expected agreements and licenses, the potential treatment applications of product candidates utilizing the ImmTOR platform in areas such as gene therapy, gout and autoimmune disease, the ability of the Company and its partners where applicable to develop gene therapy products using ImmTOR, the novelty of treatment paradigms that the Company is able to develop, the potential of any therapies developed by the Company to fulfill unmet medical needs, the Company’s plan to apply its ImmTOR technology platform to a range of biologics for rare and orphan genetic diseases, the potential of the ImmTOR technology platform generally, the Company’s ability to grow and maintain its strategic partnerships, and enrollment in the Company's clinical trials and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s ImmTOR technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, its reliance on third parties to manufacture its product candidates and to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts and pandemics and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

For Investors and Media:
Blaine Davis
Chief Financial Officer
bdavis@selectabio.com